EXHIBIT 99.1

Northwest Bancorporation, Inc. Announces Third Quarter 2012 Financial Results

SPOKANE, Wash., Nov. 2, 2012 (GLOBE NEWSWIRE) -- Northwest Bancorporation, Inc. (the "Company") (OTCQB:NBCT), the bank holding company for Inland Northwest Bank (the "Bank" or "INB"), today reported financial results for the quarter ended September 30, 2012.

Net income for the third quarter of 2012 was $399 thousand, compared to a loss of $490 thousand reported for the third quarter of 2011. After accrual of dividends on preferred stock and related accretion adjustments, the net income available for common shareholders was $229 thousand for the third quarter of 2012 ("3Q12") compared to a loss of $659 thousand for the third quarter last year ("3Q11").

Earnings per diluted share available for common shareholders for the third quarters of 2012 and 2011 were $0.07 and ($0.21), respectively.

Net income for the nine months ending September 30, 2012 was $1.0 million, compared to a loss of $139 thousand for the first nine months of 2011. After accrual of dividends on preferred stock and related accretion adjustments of $508 thousand in both periods, the net income available for common shareholders was $505 thousand for the first nine months of 2012 compared to a loss of $647 thousand for the comparable period in 2011.

Earnings per diluted share available for common shareholders for the first nine months of 2012 and 2011 were $0.16 and ($0.21), respectively.

Randall L. Fewel, President and CEO of both the Company and the Bank, said, "This marks our third consecutive quarter of profitability, which is directly related to the progress we are making in reducing the level of problem loans."

Provision expense for loan losses was $600 thousand in 3Q12, compared to $2.5 million in 3Q11. Provision expense in the first nine months of 2012 was $1.6 million, compared to $4.9 million in the first nine months of 2011.

Net charge-offs of problem assets were $1.4 million in 3Q12 versus $3.2 million in the same quarter last year. Net charge-offs year-to-date this year are $2.7 million compared to $5.3 million for the first nine months of 2011.

Net interest income was $3.5 million in 3Q12, compared to $3.6 million in 3Q11, a decrease of $191 thousand, or -5.2%.  This is primarily attributable to rates on earning assets (loans and investments) re-pricing downward at a faster rate than rates on interest bearing liabilities (deposits and borrowed funds). It is also partly due to the fact the Bank's total average loans were approximately $8.2 million less in 3Q12 than they were in 3Q11, a decline of 3.0%. Loans are the highest yielding group of earning assets, so a reduction in total loans has a direct impact on interest income.

The net interest margin (interest income minus interest expense, divided by average earning assets) declined to 3.87% for 3Q12, from 4.12% for 3Q11, for the same reasons. The net interest margin in 2Q12 was 4.06%.

Net interest income for the first nine months of 2012 was $10.7 million, a decline of $805 thousand, or 7.0%, compared to net interest income of $11.5 million for the same period in 2011. The net interest margin for the first nine months of 2012 was 4.01% compared to 4.30% last year.

"We continue to see pressure on our net interest margin," Fewel said, "and we are working hard to mitigate that by lowering the rates paid for deposits and by attempting to increase loan volume."

Noninterest income for the three months ended September 30, 2012, was $1.8 million, an increase of $658 thousand, or 55.7%, from the same period in 2011. Noninterest income for the nine months ended September 30, 2012, was $4.3 million, an increase of $1.4 million, or 49.8%, from the same period in 2011.

One of the primary contributors to this improvement in noninterest income was the Bank's revenue from the origination of residential mortgage loans which climbed by $612 thousand, or 111.7%, year over year. Approximately 58% of the volume is from homeowners purchasing new homes and 42% is from refinancing existing mortgages. "Revenue from residential mortgage origination for INB is the best it has been in five years," Fewel commented, "and I believe this is a good sign that the local housing market is beginning to improve."

The Company sold certain investments during the third quarter for net realized gains on securities of $261 thousand, compared to $232 thousand for the same quarter in 2011. Year-to-date, the Company has generated $380 thousand in realized gains on the sale of securities, compared to $265 thousand for the same nine-month period last year. "The Bank's investment portfolio has grown to $76 million," Fewel said, "and as of September 30, 2012, we have an unrealized gain on those investments of $2.7 million. We believe it is prudent to take some of those gains off the table from time to time because we expect they will begin to dissipate when interest rates start rising."

Two other factors contributed to the increase in noninterest income. Income generated from foreclosed income-producing properties increased by $691 thousand year-to-date, and income from transaction fees on debit and credit cards is up $124 thousand.

Noninterest expense for the third quarter was $4.2 million, an increase of $1.0 million, or 33.0%, over 3Q11.  Noninterest expense for the nine months ended September 30, 2012, was $12.1 million, an increase of $2.1 million, or 21.0%, over the first nine months of 2011.

In this category, salaries and employee benefits increased $348 thousand, or 7.2%, year over year, due primarily to higher commission expense related to the increased mortgage loan volume. The number of full-time equivalent employees at the Bank increased by one year over year, from 113 at the end of the third quarter last year to 114 today.

Another significant increase in noninterest expense was in net losses on foreclosed real estate, which were $509 thousand for 3Q12 compared to a net gain of $54 thousand for 3Q11. Year-to-date net losses on foreclosed real estate are $979 thousand compared to net losses for the first nine months last year of $29 thousand.

Similarly, costs associated with maintaining or selling foreclosed real estate or for properties securing nonperforming loans increased $511 thousand year over year.

Two other notable increases in noninterest expense were software costs, which were up $105 thousand year over year, and other loan and deposit account costs, which were up $87 thousand.

FDIC insurance premiums, on the other hand, declined by $80 thousand, or 17.7%, year over year, from $451 thousand for the first nine months last year to $371 thousand for the same period this year.

"I am disappointed that our noninterest expense continues to be high," Fewel said, "but it is directly attributable to costs associated with foreclosed real estate and problem loans which are $1.5 million year-to-date compared to zero last year at this time. But this is all part of the process of ridding our balance sheet of these non-earning assets and we are making significant progress in that regard."

As of September 30, 2012, the Company had assets of $395.0 million, compared to $385.7 million on December 31, 2011.  This is an increase of $9.2 million, or 2.4%, compared to year-end 2011.

Loan totals, net of the allowance for loan losses, were $259.1 million at quarter end compared to $258.6 million at year end. The $527 thousand increase represents growth of 0.2%.

Deposits at September 30, 2012 were $340.6 million, an increase of $8.5 million, or 2.6%, compared to December 31, 2011.

The Bank's nonperforming assets were $15.0 million on September 30, 2012, down $490 thousand, or 3.2% from $15.5 million at the end of the second quarter. Nonperforming assets ("NPAs") are defined as loans on which the Bank has stopped accruing interest and foreclosed real estate.  NPAs at the end of 2011 were $14.1 million and at September 30, 2011, NPAs were $14.6 million.

"While NPAs may not show much improvement," Fewel said, "they do not tell the whole story. The Bank's total impaired loans were $23.8 million at quarter end, which was down nearly $10 million from September 30 last year when they were $33.5 million." Fewel went on to say, "Naturally we would like to see even faster progress in improving the credit quality at the Bank, but these things take time. Two years ago, on September 30, 2010, the Bank's impaired loans peaked at $41.2 million, so it is a significant accomplishment that we have reduced the level of impaired loans by $17.4 million, or 42.2%, in two years."

Loans are considered impaired when, based on current information and events, it is improbable the Bank will be able to collect all amounts due in accordance with the original contractual terms of the loan agreement, including scheduled principal and interest payments.

Total revenue for the Company was $5.3 million for the third quarter 2012, which was an increase of $467 thousand, or 9.7%, from the $4.8 million generated in the third quarter of 2011. Total revenue is defined as net interest income plus noninterest income. As previously noted, the primary contributors to the increase in revenue were residential mortgage originations and income-producing foreclosed real estate.

Total revenue for the nine months ending September 30, 2012 was $15.0 million, up $637 thousand, or 4.4%, over total revenue of $14.4 million in the first nine months of 2011.

Core deposits (all deposits except time deposits) ended the quarter at $252.2 million. This represents an increase of $18.5 million, or 7.9%, since the beginning of the year and an increase of $24.7 million, or 10.9%, over September 30, 2011 when core deposits were $227.5 million.

Noninterest bearing demand deposits were $78.9 million on September 30, 2012, which reflected an increase of $13.9 million, or 21.3%, since December 31, 2011. Year over year, noninterest bearing demand deposits are up $6.6 million, or 9.1%, over the $72.3 million level on September 30, 2011.

Fewel pointed out that the book value of the Company's common stock stood at $8.66 per share on September 30, 2012, which is a $0.36 increase over the $8.30 book value at the end of 2011.

Northwest Bancorporation, Inc. is the parent of Inland Northwest Bank (INB), a Washington state-chartered bank headquartered in Spokane, Washington.  INB operates seven branches in Spokane County, Washington, and four branches in North Idaho (Kootenai County).  INB specializes in meeting the financial needs of individuals and small to medium-sized businesses, including professional corporations, by providing a full line of commercial, retail, mortgage and private banking products and services.  The Company's stock is quoted by the OTC Markets, http://www.otcmarkets.com/, and by other financial reporting services under the symbol "NBCT."

Forward-Looking Statements

This release contains forward-looking statements that are not historical facts and that are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may include, but are not limited to, statements about the Company's plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts and pertain to the Company's future operating results.  When used in this release, the words "expects," "anticipates,'' ''intends,'' ''plans,'' ''believes,'' ''seeks,'' ''estimates'' and similar expressions are generally intended to identify forward-looking statements.  These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties.  These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company's loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company's loan and other products; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment. These risks and other factors are described in greater detail in the Company's filings with the Securities and Exchange Commission, including, without limitation, the Item 1A. Risk Factors section of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011.  Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Northwest Bancorporation, Inc.
         Randall L. Fewel, President and CEO
         (509) 462-3600
         -or-
         Holly Poquette, Chief Financial Officer
         (509) 456-8888